EXHIBIT 3.1(c)

APPROVED by the Division of Corporations                            080186
and  Commercial  Code  of the Utah State                    1988 SEP 12 AM 11:23
Department   of   Business    Regulation                          8257020048
on  this 12th day of September A.D. 1988

Corporate Documents Examiner: MC

Fees paid: $35.00

                                AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              PROFITEER CORPORATION

     WHEREAS, there was issued by the Secretary of State a Charter dated January 2, 1979, constituting and creating PROFITEER CORPORATION, a corporation organized under the laws of this state with its principal place of business in Salt Lake City, Utah.

     The undersigned, President of PROFITEER CORPORATION, hereby certifies that ten (10) days notice was given each shareholder by mail or personal contact, of the meeting of the shareholders which was held on May 17, 1988, which notice stated the time and place of the meeting and the purpose thereof.

     And further, that the meeting was duly held pursuant to such notice. At the time of the meeting there were 157,390,000 shares outstanding and entitled to vote, 125,478,817 shares in person or by proxy and that shares voted in favor of, 57,400 shares voting against, amending the Articles of Incorporation as follows:

     That Article IV, be amended and changed to read as follows:

     Authorized Shares.
     -----------------

     Section 1. The aggregate number of shares which the corporation shall have the authority to issue is 20,000,000 shares having a par value of $0.01 per share. The stock shall be designated as class "A" Voting common stock and shall be the same class and shall have the same rights and preferences. The stock of the corporation shall be nonassessable. Fully paid stock of this corporation shall not be liable to any further call or assessment. The total capitalization shall be $200,000.00.

     Section 2. The shares of class "A" common stock shall not be divided into classes and may not be issued in series.

     And further, your petitioners certify that they have complied in all respects with Sections 16-10-54 through 16-10-60, Utah Code Annotated, 1953 as amended.

     WHEREFORE, they pray that the Articles of Incorporation of PROFITEER CORPORATION be so amended.

DATED this 10th day of August, 1988.

                                        David R. Yeaman
                                        ----------------------------------------
                                        David R. Yeaman, President

Krista Castleton
--------------------------------------
Krista Castleton, Secretary


STATE OF UTAH                       )
                                    : ss
County of Salt Lake                 )

     On this 10th day of August, 1988, before me, a notary public, personally appeared David R. Yeaman and Krista Castleton, known to me to be the persons whose names are subscribed to the within document, and acknowledged that they executed the same.


                                        Jeri J. Pettersson
                                        ----------------------------------------
                                        Notary Public
                                        Residing at: Salt Lake City, Utah

My Commission Expires: 9-1-89